UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2010
Date of report (date of earliest event reported)

Apollo Solar Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-12122	84-0601802
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

No. 485 Tengfei Third,
Shuangliu Southwest Airport Economic Development Zone
Shuangliu, Chengdu
People’s Republic of China, 610207
(Address of principal executive offices)(Zip Code)

+86 755 2580 1888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 17, 2010, Mr. Heung Sang Fong resigned as a director and Chief Financial Officer of Apollo Solar Energy, Inc. (the “Company”).  Mr. Fong’s resignation was not related to any disagreement or dispute with the Company.   Mr. Fong has agreed to provide consulting services to the Company, at the direction of the board of directors, during the two-month period following the effective date of his resignation.  Mr. Fong will be entitled to $18,800 per month for his consulting services.

The Company’s board of directors appointed Ms. Xuefeng Li as interim Chief Financial Officer of the Company for an indefinite term, effective March 17, 2010.  Ms. Li, age 37, has served as the Chief Financial Officer of the Company’s wholly-owned subsidiary, Sichuan Apollo Solar Science & Technology Co., Ltd., since 2009.  From 1998 through 2008, Ms. Li served as Accounting Manager for Sichuan Xinju Mine Co., Ltd.  Ms. Li received a Bachelor’s degree in business management, and is a Certified Public Accountant.  There is no family relationship between Ms. Li and any of the executive officers or directors of the Company. In addition, Ms. Li is not a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of the Securities and Exchange Commission Regulation S-K.

Additionally, on March 17, 2010, Dr. Jingong Pan, age 45, was appointed to serve as a member of the Company’s board of directors, and as a Vice President of the Company.  Dr. Pan is currently an Adjunct Professor at the New Jersey Institute of Technology.  From 2000 to 2002, Dr. Pan served as a General Manager of Flaming Sun (USA) Corp., and from 1997 to 2000, he served as Vice President of the Bank of China Group.  Dr. Pan received a Bachelor of Science degree from the Harbin Institute of Technology, Masters degrees from the Harbin Institute of Technology and the New Jersey Institute of Technology, and a Ph.D. from the New Jersey Institute of Technology.  There is no family relationship between Dr. Pan and any of the executive officers or directors of the Company. In addition, Dr. Pan is not a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of the Securities and Exchange Commission Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO SOLAR ENERGY, INC.

Dated: March 23, 2009	By:	/s/ Renyi Hou
Renyi Hou
Chief Executive Officer